Exhibit 10.50

(RAIL LOAD OUT LEASE)

THIS LEASE is made as of the 1st day of May, 2005 (the “Effective Date”), by and between Steelhead Development Company, LLC (“Steelhead”), and Williamson Energy. LLC (“Williamson”).

GRANT OF LEASE

WITNESSETH: Steelhead owns and controls a parcel of land, particularly described on Exhibit A attached hereto,

Williamson now desires to acquire a lease from Steelhead covering the surface of such real property for use as a rail load out by Williamson, and Steelhead is willing to effectuate a lease of the same upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, for and in consideration of the promises and mutual agreements of the parties as set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Steelhead and Williamson agree as follows:

1. LEASE OF PROPERTY.

1.1 Steelhead hereby leases, lets and demises to Williamson the tract of real property particularly described on Exhibit A attached hereto (hereinafter the “Premises”). This lease is nonexclusive and parts of the Premises may be used by others without further consent or notice to Williamson, provided that such use shall not interfere with Williamson’s use of the Premises.

1.2 Williamson shall protect and maintain the Premises, including the rail toad out facilities to be constructed on the Premises, during the term of this Lease. Williamson shall protect and preserve all electric power, telephone, gas and utility lines, and ail other structures or improvements, heretofore or hereafter erected under any deeds, leases, subleases or agreements granted by Steelhead or any predecessor of Steelhead, regardless of whether such conveyance is of record or apparent from a visual examination of the Premises.

1.3 Exceptions and Reservations.

(a) Steelhead grants only such surface rights and privileges in the Premises as it now owns, controls or possesses under any instrument or deed unto Steelhead or its predecessors in title. Steelhead EXCEPTS AND RESERVES all of Steelhead’s rights and interest in the Premises not herein specifically granted to Williamson.

(b) This Lease is made subject to all rights, easements, conveyances, rights of way, deeds, contracts, leases, and agreements heretofore granted or made by Steelhead or any of its predecessors in title. Nothing herein shall be deemed to grant, convey, or transfer to Williamson any of Steelhead’s rights or interests in any easements, conveyances, rights of way, deeds, contracts, leases or agreements granted or made by Steelhead or any of its predecessors in title.

2. TERM AND RENT.

2.1 This Lease shall be for a term of fifteen (15) years from and after the Effective Date herein (the “Term”), unless sooner terminated as hereinafter provided. Provided, however, if Williamson is not in default of the terms hereof at the end of the primary term as set out above or any extended term, it may elect to renew this Lease for additional five (5) year terms on the same terms and conditions set forth herein until all of the merchantable and mineable coal underlying the premises separately leased by Steelhead to Williamson in the vicinity of the Premises shall have been mined and removed. Williamson shall provide Steelhead written notice of Williamson’s desire to so extend the lease at lease thirty (30) days prior to the expiration of the Term.

2.2. Williamson shall pay rent to Steelhead in the amount of fifty thousand dollars ($50,000.00) per year. Annual rent is due at the time this Lease is signed and on each anniversary thereafter.

3. REPRESENTATIONS AND WARRANTIES.

3.1 This lease is entered into without any representations or warranties of any kind by Steelhead, including, but not limited to, any representations or warranties as to Steelhead’s title to any of the Premises, the condition or fitness of the Premises for any purpose, or the true acreage covered by the Premises. Steelhead shall not be liable for any loss incurred by Williamson under this Lease. Steelhead does not assume any responsibility or liability for the present or future condition of the Premises, and Steelhead shall not be liable to Williamson for any damage to or destruction of the Premises or Williamson’s property or the property of any other person that occurs within, on or under the Premises.

3.2 Williamson represents to Steelhead that (i) it has made an independent examination of the Premises and obtained all necessary information or data (as determined by Williamson) related thereto; and (ii) it has fully informed itself as to all existing conditions and limitations, including all laws, ordinances and regulations.

4. TAXES. Williamson covenants and agrees that it shall pay all taxes imposed on the leasehold estate hereby created, including, but not limited to: all real property taxes; sales, use and property taxes which may be assessed on or with respect to the improvements, machinery and equipment place on the Premises by Williamson; and all other taxes, levies, assessments, fees and other charges imposed by any government having authority to impose the same upon the leasehold estate hereby created.

5. PERMITS AND RECLAMATION. Williamson shall obtain any and all necessary licenses or permits for its activities and operations and shall be bound by the terms thereof and shall perform in accordance therewith. Williamson shall have full responsibility therefore, including all requisite site reclamation work: and Williamson, its sublessees or contractors, shall pay all fees, fines and assessments related thereto. Steelhead agrees to cooperate with Williamson in effectuating any reasonable changes or modifications to the permit, provided that any such changes or modifications do not unreasonably interfere with the interest or rights of Steelhead or other lessees in and to the Premises. Upon termination of this Lease, Williamson shall complete all required reclamation upon the Premises in full compliance with all applicable lease terms, laws, regulations and permit requirements. Williamson shall have the right to reenter the Premises after termination of this Lease for the purpose of performing or completing such reclamation.

6. OPERATIONS ON THE PREMISES.

6.1 Williamson covenants that its operations on the Premises shall be conducted in a lawful, careful, skillful, efficient and workmanlike manner. Should Williamson or its employees, agents, representatives, sublessees, licensees, contractors or subcontractors do or omit to do any act on the Premises that creates or contributes to the creation of any condition constituting a common law nuisance or an environmental hazard, or which causes or is likely to cause the pollution of air or water, or contravenes any law or requires expenditures in order to comply with the law after the termination of this Lease, Williamson agrees to remove from the Premises or otherwise abate the conditions creating or contributing to the creation of the foregoing conditions and to indemnify and save harmless Steelhead from any claims, demands, suits, awards, or judgments arising out of the existence of such conditions.

6.2 It shall be the sole responsibility of Williamson to ascertain the accurate boundary lines of the Premises before conducting any operations thereon. Upon request, Steelhead shall provide Williamson with copies of all property surveys conducted by Steelhead on the Premises.

7. INSPECTION OF PREMISES AND AUDIT.

7.1 Steelhead, its agents, engineers or other persons in its behalf, shall have the right, but not the obligation, to enter the Premises at all reasonable times during standard business hours and upon one (1) day notice to inspect and examine the Premises or any part thereof, for any lawful purpose.

7.2 Steelhead, its agents, engineers or other persons in its behalf, may, at all reasonable times during standard business hours and upon one (1) day advance notice, perform audits to verify information and data of Williamson concerning Williamson’s activities on the Premises.

7.3 Notwithstanding anything in this section to the contrary, it is expressly understood and agreed that Steelhead, its agents or its representatives, shall be present upon the Premises or upon Williamson’s place of business, if at all, only to protect the interests of Steelhead under this Lease and shall in no way be responsible for the acts or omissions of Williamson, its agents, representatives, employees or others.

8. NO FURTHER TRANSER OF PREMISES WITHOUT CONSENT.

8.1 Williamson shall not assign in whole or in part, this Lease or the estate created hereby or any interest therein, or relinquish possession of the Premises or any portion thereof or interests therein without first obtaining consent in writing of Steelhead thereto. Consent may be withheld at Steelhead’s sole discretion. No such assignment, and no consent to any assignment by Steelhead in writing or otherwise, shall operate to release Williamson or its assignee (or other transferee) from securing the prior written consent of Steelhead as herein required to any other or further assignment, it being the intention of the parties that such prior written consent by Steelhead shall be obtained before the making of any other or further assignment, however remote. Any document or documents effecting such an assignment must be expressly subject to all terms and conditions of this Lease. Any assignment in violation of this provision shall be null and void.

8.2 An “assignment” within the meaning of this article shall include any sale, lease, sublease, license, contract, mortgage, pledge, setting over or other transfer or encumbrance of all or a part of the Premises, whether voluntary or by operation of law. A sale or transfer, or any attempted sale or transfer, of control of any of the capital stock or other ownership interest in Williamson, either voluntarily or by operation of law, shall constitute an assignment requiring consent.

8.3 Any sale or transfer, or attempted sate or transfer, of the capital stock of Williamson in violation of Section 8.2, shall constitute a default hereunder and Steelhead may then terminate this Lease upon ten (10) days written notice to Williamson.

8.4 Notwithstanding the prohibitions of this Article 8, Steelhead hereby consents to the pledge by Williamson of all of Williamson’s right, title and interest under this Lease to Williamson Royalty Ventures LLC (“Williamson Royalty”) and shall permit the filing of a leasehold mortgage by Williamson Royalty as evidence of such pledge by Williamson.

9. INDEMNIFICATION.

9.1 Williamson agrees to indemnify and hold harmless Steelhead, its parent, subsidiaries, affiliates, successors and assigns from any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages and injuries (including death) to persons and property whatsoever that may result from or arise out of a breach of this Lease or the operations of Williamson or any of its sublessees, contractors, subcontractors or assigns under this Lease, and Steelhead, its parent, subsidiaries, affiliates, successors and assigns, shall have no responsibility or liability therefore.

9.2 Williamson shall make Steelhead whole for any injury to Steelhead caused by the negligence or wrongful conduct of Williamson. its agents, employees, independent contractors, successors, assigns or sublessees or which result from or arise out of Williamson’s activities upon the Premises pursuant to this Lease, including but no limited to injury to the Premises, to adjacent or neighboring premises owned by Steelhead or others, or to any structures or other things of value on the Premises or on adjacent or neighboring premises own by Steelhead or others.

9.3 The indemnification obligations of Williamson set forth in this Section 9 shall survive termination of this Lease.

10. INSURANCE. At all times during the term of this Lease, Williamson shall maintain appropriate State Workers’ Compensation insurance (through purchase of insurance or qualifying as a self-insurer), including coverage for Federal Black Lung Benefits. In addition to the foregoing, Williamson shall carry and keep in full force and effect, at its sole cost and expense (unless this requirement is waived by Steelhead in writing): (i) Employers Liability insurance with limits of not less than

$1,000,000; (ii) general liability insurance with combined single limits for bodily injury (including death) and property damage of not less than $5,000,000; and (iii) automobile liability insurance with combines single limits of not less than $1,000,000 for bodily injury (including death) and property damage. Except for Workers’ Compensation, all policies referenced herein shall name Steelhead as an additional insured, shall contain a waiver of subrogation in favor of Steelhead and a thirty (30) day notice of cancellation provision. Williamson shall not enter upon the Premises or commence operations until certificates of insurance with companies acceptable to Steelhead are received by Steelhead. Williamson shall require that any contractor or subcontractor operating on the Premises shall provide the same insurance coverages as set forth above.

11. COMPLIANCE WITH LAWS AND REGULATIONS.

11.1 Williamson covenants to conduct all operations on the Premises in compliance with all laws, rules and regulations of any government or agency having jurisdiction and to promptly correct any violations of such laws, rules and regulations and discharge any fines or civil penalties levied by reason of such violations. The parties agree, however, that nothing herein contained shall constitute a waiver of the right of Williamson to contest citations, fines or civil penalties in good faith and in the normal course of business.

11.2 Without limiting the foregoing, Williamson shall remain current on all obligations to appropriate governmental authorities, including timely payment of federal black lung taxes, federal reclamation taxes, federal unemployment compensation taxes, federal withholding and social security taxes, state severance or business and occupation taxes, state black lung taxes, state unemployment compensation taxes, state workers’ compensation taxes, state withholding taxes, personal property taxes and all obligations similar to any of the above and also including ongoing compliance with the conditions of any and all applicable bonds, including bonds required by mining authorities and any state wage or employment bonds and of any state license to operate. Upon the request of Steelhead, Williamson shall provide proof of Williamson’s compliance with the terms and conditions of Section 11.

12. PROHIBITION AGAINST ENCUMBRANCES. Williamson shall not permit any lien or encumbrance to accrue on or attach to the Premises, or any part thereof. If any liens are filed or recorded against the Premises, or any part thereof, or any action affecting the title thereto is commenced as a result of any repairs, alterations, additions or improvements by Williamson to the Premises or as a result of the use of the Premises by Williamson, its invitees or licensees, Williamson shall (subject to Williamson’s right to reasonably contest such liens) cause such liens to be removed of record within five (5) days after notice for Steelhead.

13. DEFAULT: REMEDIES.

13.1 Events of default for which Steelhead may terminate this Lease under this Section 13 include, but are not limited to, failure to: conduct its operations hereunder in a careful, skillful and workmanlike manner, conduct its operations hereunder in compliance with all applicable state and federal laws and regulations and permits; ascertain accurate boundary lines of any portion of the Premises before conducting operations thereon; secure all necessary permits, licenses and identification numbers and pay all fees, fines and penalties in connection therewith and fulfill all obligations in relation thereto or provide Steelhead with copies of the same: permit Steelhead access to the Premises; keep accurate records respecting it operations on the Premises; permit Steelhead to examine and survey operations of Williamson: use recognized modern operational methods and practices, or expend reasonable and necessary funds for proper health and safety measure, development, reclamation drainage and pollution control; become and remain a subscriber or a qualified self-insured in good standing with the appropriate state Worker’s Compensation Fund; carry and maintain Employers Liability, general liability and automobile insurance as required hereunder; pay all taxes imposed or assessed against it; otherwise comply with any of the terms or provisions of this Lease; or should Williamson sublease, assign, encumber or transfer its rights in the Premises or any rights of Williamson therein without the prior written consent of Steelhead or should Williamson file a petition in bankruptcy, make an assignment for the benefit of its creditors, consent to the appointment of a receiver, or be adjudicated bankrupt.

13.2 If Williamson shall remain in default or violation of any such terms or conditions for thirty (30) days after receiving written notice thereof from Steelhead, then this Lease and all of the rights of Williamson hereunder shall, at the election of Steelhead, terminate and be forfeited. If this Lease is terminated pursuant to the provisions of hereof, Williamson shall remain liable to Steelhead for damages resulting from Williamson’s breach,

13.3 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise including, but not limited to suits for injunctive relief and specific performance.

13.4 The failure of Steelhead to insist in any particular instance upon strict performance of any terms or provisions of this Lease shall not be construed as a waiver or relinquishment as to the performance of any such term or provision in the future.

14. REMOVAL OF PERSONAL PROPERTY AND IMPROVEMENTS. Upon the termination of this Lease, whether by forfeiture, expiration, or otherwise, Williamson shall remove all of the personal property, machinery, equipment, and improvements owned by Williamson, and located in, under, or upon the Premises, provided, however, the Williamson shall be entitled to keep on the Premises any and all machinery and equipment necessary for Williamson’s reclamation activities, If Williamson fails to remove any such personal property, machinery, equipment or improvements (other than machinery and equipment necessary for Williamson’s reclamation activities) within said ninety (90) days, all rights of Williamson in and to such property, at the option of Steelhead, shall cease and terminate.

15. NOTICE. All notices provided for herein shall be deemed to have been duly given if and when personally delivered or if and when deposited in the United States mail, certified, return receipt requested, properly stamped and addressed to the party for whom intended at the following addresses:

If to Lessor:	Steelhead Development Company, LLC
430 Harper Park Drive
Beckley, WV 25801

If to Lessee:	Williamson Energy, LLC
430 Harper Park Drive
Beckley, WV 25801

If to Williamson Royalty:	Williamson Royalty Ventures LLC
500 Boylston Street
Boston, MA 02116

Notification of any change of address shall be provided in a timely manner.

16. RELATIONSHIP OF THE PARTIES. Notwithstanding anything in this Lease to the contrary, it is expressly understood, stipulated, and agreed that the relationship between Steelhead and Williamson shall be that of landlord and tenant and nothing herein shall be construed or interpreted as establishing between Steelhead and Williamson a relationship of partners, joint ventures, principal and agent, vendor and purchaser, or any other relationship except that of landlord and tenant.

17. APPLICABLE LAW. This Lease shall be construed and governed under the internal laws of the State of Illinois without regard to its conflict of law provisions.

18. SEVERABILITY. In the event any provision of this Lease conflicts with the laws under which it is to be construed, or if any provision is held invalid by a court with jurisdiction over the parties to the Lease, such provision shall be deleted from the Lease, and the Lease shall be construed to give effect to the remaining provisions hereof.

19. HEADINGS. The headings preceding the text of the articles hereof are inserted solely for the convenience of reference and shall not constitute a part of the Lease or affect its meaning, construction or effect.

20. COUNTERPARTS. This Lease may be executed in one or more counterparts, each which shall be deemed an original and all of which together shall constitute one agreement.

21. ENTIRE AGREEMENT. This Lease constitutes the entire agreement and understanding of the parties in respect to the transaction contemplated hereby. All prior agreements, arrangements and understandings of the parties relating to the subject matter hereof are hereby superseded, and this Lease shall not be modified, supplemented or changed in while or in part other than by an agreement in writing signed by all parties hereto or the-Fir respective successors or assigns.

22. MEMORANDUM OF LEASE. The parties agree that upon request by either party a short form of this Lease shall be executed and recorded in lieu of recording this Lease.

23. PUT RIGHT.

23.1 On and after the Effective Date, Steelhead may at any time during the term of this Lease cause Williamson to purchase (the “Steelhead Put Right”), and Williamson shall purchase, the Premises, in whole or in part. The Steelhead Put Right shall be subject to the following requirements:

(a) The Steelhead Put Right may be exercised by Steelhead for some or all of the Premises as designated by Steelhead at the time of exercise of the Steelhead Put Right (the “Put Property”).

(b) The Steelhead Put Right shall be exercised by delivery by Steelhead to Williamson, attention of its Manager, of a written notice stating the number of acres in the Put Property and a map indicating the Put Property that is included in the Steelhead Put Right. The delivery date of the notice to Williamson shall be deemed to be the exercise date of the Steelhead Put Right (the “Exercise Date”).

(c) The purchase price for the Put Property payable by Williamson upon any exercise of the Steelhead Put Right shall be Three Thousand Dollars ($3,000) per acre (or portion thereof).

(d) The purchase price for the Put Property shall be paid to Steelhead in immediately available funds to the account of Steelhead not later than fifteen (15) days following the Exercise Date.

23.2 In connection with any exercise of the Steelhead Put Right, Williamson agrees that Steelhead shall have no obligation to provide to Williamson any information concerning Steelhead or the Put Property. Williamson shall rely solely on its own investigation of the Premises and understands that it may be obligated to purchase all or part of the Premises at any time during the term of this Lease.

23.3 In consideration of payment of the purchase price for the Put Property, Steelhead shall deliver to Williamson evidence of title to the Put Property, duly endorsed for transfer to Williamson. Upon closing of the Steelhead Put Right, this Lease shall terminate with respect to the Put Property and, if not all of the Premises, then this Lease and the rent hereunder shall be abated in an amount equal to the rent provided for in Section 2.2 multiplied by a fraction, the numerator of which is the acreage of the Put Property and the denominator of which is the acreage of the Premises

23.4 A default in Williamson’s obligation to purchase the Put Property pursuant to the Steelhead Put Right shall be a default under this Lease.

24. MISCELLANEOUS. Steelhead hereby consents to the grant of a lien and security interest in all of Williamson’s rights and interests hereunder to Williamson Royalty Ventures LLC. Steelhead hereby agrees to give Williamson Royalty Ventures LLC written notice of the occurrence of any event giving Steelhead a right to terminate all or any part of this Agreement, specifying the details thereof, and to give Williamson Royalty Ventures LLC a period equal to the cure or grace period for the default plus fifteen (15) days, in which period Williamson Royalty Ventures LLC may, at its sole discretion, cure such default, either directly or indirectly.

IN WITNESS WHEREOF, the parties have caused their respective corporate signatures to be hereunto ascribed as of the effective date hereof.

STEELHEAD DEVELOPMENT, LLC		WILLIAMSON ENERGY, LLC

By:	/s/ Donald R. Holcomb	By:	/s/ Donald R. Holcomb

Its:	Manager	Its:	Manager

INSERT NOTARY SEAL

Exhibit A

(Coal Load Out Lease)

The Leased Premises consists of the premises located in Williamson County, Illinois and shown as shaded in the solid color of blue on the attached Exhibit A map.